UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  August 25, 2011

MTS SYSTEMS CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

MINNESOTA	0-2382	41-0908057
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

14000 TECHNOLOGY DRIVE, EDEN PRAIRIE, MN 55344
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(952) 937-4000
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

N/A
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02     Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Ms. Laura B. Hamilton as CEO, Chair and a Director

Effective August 25, 2011, the Board of Directors (the “Board”) of MTS Systems Corporation (the “Company”) accepted the resignation of Ms. Laura B. Hamilton as Chief Executive Officer (“CEO”), Chairman of the Board (“Chair”), and as a Director.  As a result of  her resignation, Ms. Hamilton is no longer an officer, director or employee of the Company.

In connection with her resignation, the Company has entered into a separation agreement with Ms. Hamilton (the “Separation Agreement) that governs the terms of her separation from the Company.  Under the material terms of the Separation Agreement, Ms. Hamilton will receive, subject to customary terms and conditions, a lump sum payment of $525,000 (which is the equivalent of twelve months of her annual base salary) and certain health care benefits for up to 18 months, she will be permitted to exercise for a period of 180 days those Company stock options that have vested as of the date of her resignation, and she will forfeit any shares of restricted stock and any restricted stock units that are unvested as of the date of her resignation.  A copy of the Separation Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference in response to this Item 5.02.  The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of such agreement which is filed herewith.
Appointment of Mr. David J. Anderson as Chair

On August 25, 2011, upon the recommendation of the Governance and Nominating Committee, the Board separated the offices of Chair and CEO and appointed Mr. David J. Anderson as Chair.  Mr. Anderson has been a Director of the Company since 2009.  Mr. Anderson will receive annual compensation as Chair of $110,000 in cash and $110,000 in restricted stock units that will vest ratably over three years, in addition to regular Board and Committee meeting fees.

Appointment of Mr. William V. Murray as Interim CEO

On August 25, 2011, the Board appointed Mr. William V. Murray, 50, as interim CEO.  Mr. Murray has been a Director of the Company since 2010 and most recently served as chair of the Board’s Compensation Committee.  Previously, Mr. Murray served as president and chief executive officer of ReShape Medical, Inc. (an early stage medical device company developing a non-surgical treatment for obesity) from 2008 until he voluntarily resigned effective December 10, 2010, as president and chief executive officer of Murray Consulting, Inc. (a provider of executive management consulting and interim executive management services in the medical technology and life science industries) from 2006 to 2007, as division president of molecular biology at Applied Biosystems, Inc. (a life science tools company) from 2005 to 2006, as group president of respiratory technologies of VIASYS Healthcare, Inc. (a publicly traded medical company focused on respiratory, critical care and neuro diagnostic businesses) from 2003 to 2004 and held various senior executive positions at Medtronic, Inc. (a medical products company) from 1992 to 2003.  Mr. Murray currently serves as a Biomedical Leadership Team Board member for Octane (an industry association).

In connection with his service as interim CEO, the material terms of Mr. Murray’s compensation include: an annual base salary of $590,000 in cash and an initial bonus of $410,000 in cash, annualized and payable monthly.  His annual base salary and initial bonus are payable for at least six months, even if Mr. Murray ceases to be interim CEO prior to the completion of such period.  Additionally, subject to meeting or exceeding applicable performance objectives to be established by the Chair, with the guidance of the Board, and the terms of the 2011 Stock Incentive Plan, Mr. Murray will be eligible for an additional annualized bonus of up to $770,000, payable 70% in restricted stock units, vesting and payable one year after grant, and 30% in cash.  Mr. Murray is also eligible for certain relocation and interim living benefits.

Press Release

A press release pertaining to the matters discussed above was issued by the Company on August 25, 2011 and is attached hereto as Exhibit 99.2.

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Item 8.01     Other Events

Dividend

On August 25, 2011, the Company announced that its Board of Directors has declared a quarterly dividend of $0.25 per share, a 25% increase over the prior dividend of $0.20 per share, payable on or about October 3, 2011 to shareholders of record as of the close of business on September 15, 2011.

Press Release

A press release pertaining to the matters discussed above was issued by the Company on August 25, 2011 and is attached hereto as Exhibit 99.3.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

99.1	Separation Agreement, dated as of August 25, 2011, between MTS Systems Corporation and Ms. Laura B. Hamilton.

99.2	Press Release regarding Board and management changes, issued on August 25, 2011.

99.3	Press Release regarding dividend declaration, issued on August 25, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MTS SYSTEMS CORPORATION

(Registrant)

Date: August 25, 2011	By:	/s/ Susan E. Knight
Susan E. Knight
Vice President and Chief Financial Officer

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MTS SYSTEMS CORPORATION

FORM 8-K REPORT

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Separation Agreement, dated as of August 25, 2011, between MTS Systems Corporation and Ms. Laura B. Hamilton.

99.2	Press Release regarding Board and management changes, issued on August 25, 2011.

99.3	Press Release regarding dividend declaration, issued on August 25, 2011.

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